Exhibit 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this registration statement (Form S-8) pertaining to the 1st Source Corporation 1998 Performance Compensation Plan, and to the incorporation by reference therein of our reports dated February 17, 2011, with respect to the consolidated financial statements of 1st Source Corporation and the effectiveness of internal control over financial reporting of 1st Source Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 25, 2011